Exhibit 99.1
Con-way

NEWS RELEASE

Contacts: Investor: Patrick Fossenier 1+734-757-1557
News Media: Gary Frantz 1+734-757-1558

CON-WAY INC. REPORTS 2012 SECOND QUARTER RESULTS

ANN ARBOR, Mich. -JULY 31, 2012-Con-way Inc. (NYSE:CNW) today reported 2012 second-quarter net income of $41.8 million, or 74 cents per diluted share. The results compare to second-quarter 2011 net income of $29.4 million, or 52 cents per diluted share.

On a non-GAAP basis, earnings per diluted share were 66 cents in the 2012 second quarter compared to 50 cents in last year's second quarter. (Non-GAAP items, consisting of gains on facility sales and tax-related adjustments for both years, are detailed in the attached reconciliation.)

Operating income in the 2012 second quarter was $80.1 million, a 33.2 percent increase from the $60.2 million earned in the second quarter a year ago. Revenue for the 2012 second quarter was $1.45 billion, a 7.2 percent increase from last year's second-quarter revenue of $1.35 billion.

“Our strategy continues to deliver improved results,” said Douglas W. Stotlar, Con-way's president and chief executive officer. “Our second quarter performance reflected disciplined operations which increased profit levels at all business units.”

Con-way Freight, the company's less-than-truckload (LTL) operation, benefited from effective cost management and higher yield during the quarter. “These results enabled Con-way Freight to successfully expand margins over last year,” Stotlar said. “Our LTL company's employees are doing a great job executing our strategy and driving improvements in the business.”

Menlo Worldwide Logistics, the company's global logistics and supply chain management operation, saw improved revenues and profits from both international and U.S.-based operations during the quarter. “New business revenues coupled with growth in existing warehousing and transportation management accounts supported Menlo's improved results over last year,” Stotlar noted. “Our logistics company continues to create efficiencies for customers through its proven lean practices and superior operational execution.”

Con-way Truckload, the company's full-truckload transportation operation, maintained its momentum. “We continued to increase efficiencies and asset utilization during the quarter,” Stotlar said. “Reduced empty miles and higher revenue per loaded mile contributed to an improved operating ratio. We remain focused on operational excellence and premium service as our foundation for further margin expansion.”

The second-quarter effective tax rate was 35.4 percent in 2012, compared to 35.3 percent in 2011. Both years included discrete tax adjustments that affected the effective tax rate (detailed in the attached reconciliation). Excluding the discrete tax adjustments, the second-quarter effective tax rate would have been 38.9 percent in 2012 and 37.7 percent in 2011.

Segment results in the second quarter for Con-way's principal operations were as follows:

FREIGHT
For the second quarter of 2012, Con-way Freight reported:

•	Revenue of $878.5 million, a 4.6 percent increase over last year's second-quarter revenue of $839.8 million.

•
Operating income of $53.4 million, up 36.5 percent compared to $39.2 million earned in the year-ago period. The current-period results reflected continued price improvement, operating efficiency and cost control, and included $3.9 million of gains from the sale of excess properties.

•	Yield increased 3.2 percent from the previous-year second quarter. Excluding the fuel surcharge, yield also rose 3.2 percent.

•	Tonnage per day increased 0.9 percent compared to the 2011 second quarter.

•
Operating ratio was 93.9 in the 2012 second quarter compared to 95.3 in the previous-year period. Excluding the gain from the sale of excess properties, the operating ratio in the 2012 second quarter was 94.4.

LOGISTICS
For the second quarter of 2012, Menlo Worldwide Logistics reported:

•
Revenue of $448.0 million, an increase of 13.7 percent from the prior year second-quarter revenue of $394.0 million. New business revenues, increased freight brokerage volumes and gains from warehousing and transportation management services contributed to the higher revenues.

•	Net revenue (revenue less purchased transportation) of $161.8 million, a 10.1 percent increase from $147.0 million in the previous year second quarter.

•
Operating income of $12.7 million, a 4.9 percent increase over last year's second quarter operating income of $12.1 million. The higher operating income was attributable primarily to improved operating profit from transportation management services including increased profit contribution from international operations.

TRUCKLOAD
For the second quarter of 2012, Con-way Truckload reported:

•
Revenue of $162.9 million, a 4.8 percent increase over last year's second-quarter revenue of $155.5 million. Revenue per loaded mile, excluding fuel surcharge, was up 3.0 percent from the second quarter of 2011.

•
Operating income of $14.6 million, a 41.6 percent increase over operating income of $10.3 million in the previous-year period. Improved fuel surcharge recovery, price increases and higher asset utilization contributed to the increased operating income.

•	Loaded miles increased 2.4 percent compared to the 2011 second quarter.

•	Empty miles decreased to 9.2 percent from 9.4 percent in the previous-year second quarter.

•	Operating ratio exclusive of fuel surcharges was 88.3, compared to 91.3 in the second quarter of 2011.

CON-WAY OTHER
Con-way Other includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced an operating loss of $0.6 million in the second quarter of 2012 compared to an operating loss of $1.4 million in the second quarter of 2011.

INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Wednesday, August 1,

beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific).

The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investors section.

An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 96775665. An Internet replay and podcast of the presentation will also be available at www.con-way.com.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.3 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company's trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way's management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way's ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2011 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of July 31, 2012, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues
Freight	$878,524	$839,829	$1,709,571	$1,607,570
Logistics [a]	448,029	394,012	867,175	763,987
Truckload	162,920	155,451	320,243	300,666
Other	14,636	12,297	28,927	24,294
Inter-segment Revenue Eliminations	(58,013)	(53,040)	(113,659)	(102,341)
	$1,446,096	$1,348,549	$2,812,257	$2,594,176
Operating Income (Loss)
Freight [b]	$53,429	$39,155	$87,931	$59,499
Logistics	12,688	12,095	24,982	20,741
Truckload	14,619	10,323	25,169	17,406
Other	(593)	(1,408)	(2,249)	(785)
	80,143	60,165	135,833	96,861

Other Expense, net	15,446	14,721	29,714	30,056
Income before Income Tax Provision	64,697	45,444	106,119	66,805
Income Tax Provision	22,897	16,022	38,673	30,461
Net Income	$41,800	$29,422	$67,446	$36,344

Weighted-Average Common Shares Outstanding
Basic	55,809,358	55,413,243	55,756,540	55,227,528
Diluted	56,439,845	56,136,065	56,377,198	55,939,330

Earnings per Common Share
Basic	$0.75	$0.53	$1.21	$0.66
Diluted	$0.74	$0.52	$1.20	$0.65

[a] Logistics' net revenue
Revenue	$448,029	$394,012	$867,175	$763,987
Purchased transportation expense	(286,191)	(247,028)	(549,614)	(474,682)
Net revenue	$161,838	$146,984	$317,561	$289,305

[b] Includes $3.9 million of current-year second-quarter gains from the sale of excess properties.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Income	$41,800	$29,422	$67,446	$36,344

Before-Tax Reconciling Items
Gains from sale of excess properties	3,941	—	3,941	—
	3,941	—	3,941	—
Tax-Related Reconciling Items
Tax effect of items above	(1,537)	—	(1,537)	—
Discrete tax adjustments	2,288	1,129	2,500	(5,342)
	751	1,129	963	(5,342)
Adjusted Non-GAAP Financial Measures:
Net Income	$37,108	$28,293	$62,542	$41,686

Earnings per Diluted Common Share	$0.66	$0.50	$1.11	$0.75

Diluted Shares Outstanding	56,439,845	56,136,065	56,377,198	55,939,330

Information About Non-GAAP Financial Measures:
Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)

ASSETS
Current assets	$1,272,660	$1,190,390
Property, plant and equipment, net	1,535,571	1,496,033
Other assets	410,430	413,593
Total Assets	$3,218,661	$3,100,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$796,966	$723,470
Long-term debt and capital leases	763,140	770,238
Other long-term liabilities and deferred credits	835,644	847,054
Shareholders' equity	822,911	759,254
Total Liabilities and Shareholders' Equity	$3,218,661	$3,100,016